Exhibit 99.1 PRESS RELEASE DATED SEPTEMBER 30, 2014, OF ENERSYS REGARDING ITS 3.375% CONVERTIBLE SENIOR NOTES WILL CONTINUE TO BE CONVERTIBLE FROM OCTOBER 1, 2014 THROUGH DECEMBER 31, 2014
READING, Pa., September 30, 2014 /PRNewswire/ -- EnerSys (NYSE: ENS), the global leader in stored energy solutions for industrial applications, announced today that its 3.375% Convertible Senior Notes due 2038 (CUSIP 29275YAA0) (“Convertible Notes”) will continue to be convertible from October 1, 2014 through December 31, 2014. These Convertible Notes became convertible for the first time on January 2, 2014. As provided in the indenture under which the Convertible Notes were issued, the Convertible Notes will continue to be convertible because the last sale price of EnerSys’ common stock price for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter ended September 30, 2014 exceeded 130% of the conversion price per share of EnerSys’ common stock on such last trading day. EnerSys also notified the trustee and holders of the Convertible Notes that the conversion rate as of October 1, 2014 is 24.9692 shares of its common stock per $1,000 in principal amount of the Convertible Notes due to the cumulative impact of cash dividends paid on EnerSys’ common stock, which conversion rate may be adjusted in accordance with the terms of the Convertible Notes and the indenture under which the Convertible Notes were issued.
Upon conversion of the Convertible Notes, as permitted by the terms of the Convertible Notes and the indenture under which the Convertible Notes were issued, EnerSys may settle conversions (i) entirely in shares of its common stock, (ii) entirely in cash, or (iii) (a) in cash for the accreted principal amount of the Convertible Notes and (b) shares of its common stock, or cash and shares of its common stock, for the excess, if any, of the conversion value above the accreted principal amount. EnerSys currently intends to settle the principal amount of any conversions during the calendar quarter ending December 31, 2014 in cash and any additional conversion consideration at the conversion rate then applicable in cash or shares of its common stock or a combination of cash and shares.
About EnerSys: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide.  Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers.  The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.
Website: http://www.enersys.com
For more information, contact Michael J. Schmidtlein, Senior Vice President Finance & Chief Financial Officer, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 610-208-1991

Caution Concerning Forward-Looking Statements
This press release and oral statements made regarding the subjects of this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, (i) statements regarding EnerSys' plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning; and (ii) statements about the settlement of the Convertible Notes, including the conversion rate, the conversion price per share and conversion consideration, and any impact on our financial and operating results and estimates.
These forward-looking statements are based upon management's current beliefs or expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies many of which are beyond our control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (1) our ability to satisfy conversion consideration entirely in cash; (2) the impact of settling some or all of the conversion consideration in shares of EnerSys’ common stock; (3) the impact of the issuance of subsequent cash dividends on the conversion rate; and (4) other factors described in "Risk Factors" and "Caution Concerning Forward Looking Statements" in EnerSys' Annual Report on Form 10-K for the fiscal year ended March 31, 2014.